Exhibit 5.1

November 4, 2022

Rain Therapeutics Inc.

8000 Jarvis Avenue, Suite 204

Newark, CA 94560

Re:	Rain Therapeutics Inc.

Registration Statement on Form S-3 (File No. 333-265297)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-265297, as amended (the “Registration Statement”), of Rain Therapeutics Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement thereto dated November 3, 2022 (the “Prospectus Supplement”), in connection with the offering by the Company of up to an aggregate of up to 7,247,529 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which includes 1,286,449 shares that may be sold pursuant to an exercise in full of an option to purchase additional shares granted to the underwriters, and 2,615,250 shares of non-voting common stock, par value $0.001 per share (the “Non-Voting Common Shares” and together with the Common Shares, the “Shares”), which are convertible into 2,615,250 shares of Common Stock (the “Conversion Shares”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates, the underwriting agreement and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefor as set forth in the Registration Statement and the Prospectus Supplement thereto, and the Conversion Shares, when issued upon conversion of the Non-Voting Common Shares in accordance with the terms of the Amended and Restated Certificate of Incorporation, will, in each case, be validly issued, fully paid and non-assessable.

November 4, 2022

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP